Exhibit 2.20

EXECUTION VERSION

GUARANTY

DATED AS OF JANUARY 21, 2014

By

Melco Crown Entertainment Limited

in favor of

Philippine National Bank – Trust Banking Group as Facility Agent

on behalf of

itself and the Noteholders under the Notes Facility

MILBANK, TWEED, HADLEY & McCLOY

HONG KONG

THIS GUARANTY is dated as of January 21, 2014

AND MADE BY:

Melco Crown Entertainment Limited, an exempted company with limited liability (the Parent Guarantor)

IN FAVOR OF:

Philippine National Bank – Trust Banking Group, as facility agent (in such capacity, the Facility Agent) under the Notes Facility referred to in Recital (A), on behalf of itself and the Noteholders under the Notes Facility.

BACKGROUND:

(A)	MCE Leisure (Philippines) Corporation, a company incorporated with limited liability (the Issuer), the Facility Agent and the other Secured Parties named therein are concurrently entering into the PhP15 Billion Notes Facility and Security Agreement dated on or about December 19, 2013 (the Notes Facility).

(B)	It is a condition precedent to the obligations of the Noteholders under the Notes Facility that the Parent Guarantor give this Guaranty.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Capitalized terms defined in the Notes Facility have, unless otherwise defined in this Guaranty, the same meaning in this Guaranty.

1.2	Construction

(a)	Includes and including are not limiting.

(b)	Or is not exclusive.

(c)	All includes any and any includes all.

(d)	The term law includes any law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, guideline, regulation, policy, writ, judgment, injunction or request of any court or other governmental, inter-governmental or supranational body, officer or official, fiscal or monetary authority, or other ministry or public entity (and their interpretation, administration and application), whether or not having the force of law.

(e)	A reference to a law is a reference to that law as amended or re-enacted and to any successor law.

(f)	A reference to an agreement is a reference to that agreement as amended, supplemented, restated or novated.

(g)	Clause headings used in this Agreement are for convenience only. They are not a part of this Agreement and shall not be used in construing it.

2.	GUARANTY

2.1	Guaranty

The Parent Guarantor irrevocably and unconditionally:

(a)	guarantees to each Secured Party the prompt payment by the Issuer of its obligations under the Finance Documents, including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code of 1978 (Guaranteed Obligations); and

(b)	undertakes with each Secured Party that whenever the Issuer does not pay any amount of Guaranteed Obligations when due, the Parent Guarantor shall forthwith on demand by the Facility Agent pay that amount as if the Parent Guarantor instead of the Issuer were expressed to be the principal obligor.

Without limiting the generality of the foregoing, the Parent Guarantor’s liability shall extend to all Guaranteed Obligations that would be owed by any other obligor on the Guaranteed Obligations but for the fact that they are unenforceable because it is the intention of the Parent Guarantor and the Secured Parties that the Guaranteed Obligations guaranteed by the Parent Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Issuer or any other obligor of any portion of the Guaranteed Obligations.

2.2	Continuing Guaranty

(a)	This Guaranty creates a continuing guaranty and will remain in full force and effect until the irrevocable and indefeasible payment in full of the ultimate balance of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

(b)	If, at any time for any reason (including the bankruptcy, insolvency, receivership, reorganization, dissolution or liquidation of the Parent Guarantor or the Issuer or the appointment of any receiver, intervenor or conservator of, or agent or similar official for, the Parent Guarantor or the Issuer or any of their respective properties), any payment received by any Secured Party in respect of the Guaranteed Obligations is rescinded or avoided or must otherwise be restored or returned by any Secured Party, this Guaranty will continue to be effective or will be reinstated, if necessary, as if that payment had not been made.

(c)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

2.3	Consideration and enforceability

(a)	The Parent Guarantor represents, warrants and agrees that:

(i)	it will receive valuable direct and indirect benefits as a result of the transactions financed by the Facility under the Notes Facility; and

(ii)	these benefits will constitute “reasonably equivalent value” and “fair consideration” as those terms are used in the fraudulent transfer laws.

(b)	The Parent Guarantor acknowledges and agrees that each of the Secured Parties has acted in good faith in connection with this Guaranty and the transactions contemplated by the Notes Facility.

(c)	This Guaranty shall be enforceable against the Parent Guarantor to the maximum extent permitted by the fraudulent transfer laws.

(d)	For purposes of this Clause, “fraudulent transfer laws” mean applicable United States bankruptcy and State fraudulent transfer and conveyance statutes and the related case law.

2.4	Solvency

The Parent Guarantor makes the following representations and warranties to each Secured Party as of the date of this Guaranty:

(a)	The Parent Guarantor is able to pay its debts as they fall due under all applicable laws, it has not suspended or threatened to suspend making payments on any of its debts by reason of actual or anticipated financial difficulties and has not commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	No corporate action, legal proceeding or other procedure or step has been taken in relation to the following:

(i)	any voluntary proceedings to be adjudicated bankrupt or insolvent or the filing of a bankruptcy or insolvency proceeding against the Parent Guarantor with its consent;

(ii)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Parent Guarantor;

(iii)	a composition, compromise, assignment or arrangement with any creditor of the Parent Guarantor;

(iv)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Parent Guarantor or any of its assets;

(v)	enforcement of any Security over any assets of the Parent Guarantor; or

(vi)	any analogous procedure or step is taken against the Parent Guarantor in any jurisdiction.

3.	SURETYSHIP PROVISIONS

3.1	Nature of Guarantor’s obligations

The Parent Guarantor’s obligations under this Guaranty are independent of any obligation of the Issuer or any other person, and a separate action or actions may be brought and prosecuted against the Parent

Guarantor under this Guaranty whether or not any action is brought or prosecuted against the Issuer or any other person and whether or not the Issuer or any other person is joined in any action under this Guaranty. This is a guaranty of payment and not merely of collection.

3.2	Waiver of defenses

(a)	The obligations of the Parent Guarantor under this Guaranty will not be affected by, and the Parent Guarantor irrevocably waives any defense it might have by virtue of, any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Guaranty, including (whether or not known to it or any Secured Party):

(i)	any time, forbearance, extension or waiver granted to, or composition or compromise with, the Issuer or any other person;

(ii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Issuer or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(iii)	any disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Issuer or any other person;

(iv)	any amendment or variation (however fundamental) or restatement, replacement or novation of a Finance Document or any other document, guaranty or security so that references to that Finance Document in this Guaranty shall include each amendment, variation, restatement, replacement and novation;

(v)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document, guaranty or security, to the intent that the Parent Guarantor’s obligations under this Guaranty shall remain in full force and be construed accordingly, as if there were no unenforceability, illegality or invalidity;

(vi)	any avoidance, postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Issuer under a Finance Document resulting from any bankruptcy, insolvency, receivership, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Parent Guarantor’s obligations under this Guaranty be construed as if there were no such circumstance; or

(vii)	the acceptance or taking of other guaranties or security for the Guaranteed Obligations, or the settlement, release or substitution of any guaranty or security or of any endorser, guarantor or other obligor in respect of the Guaranteed Obligations.

(b)	The Parent Guarantor unconditionally and irrevocably waives:

(i)	diligence, presentment, demand for performance, notice of nonperformance, protest, notice of protest, notice of dishonor, notice of the creation or incurring of new or additional indebtedness of the Issuer to the Secured Parties, notice of acceptance of this Guaranty, and notices of any other kind whatsoever;

(ii)	the filing of any claim with any court in the event of a receivership, insolvency or bankruptcy;

(iii)	the benefit of any statute of limitations affecting the Issuer’s obligations under the Finance Documents or the Parent Guarantor’s obligations under this Guaranty or the enforcement of this Guaranty; and

(iv)	any offset or counterclaim or other right, defense, or claim based on, or in the nature of, any obligation now or later owed to the Parent Guarantor by the Issuer or any Secured Party.

(c)	The Parent Guarantor irrevocably and unconditionally authorizes the Secured Parties to take any action in respect of the Guaranteed Obligations or any collateral or guaranties securing them or any other action that might otherwise be deemed a legal or equitable discharge of a surety, without notice to or the consent of the Parent Guarantor and irrespective of any change in the financial condition of the Issuer.

3.3	Immediate recourse

The Parent Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on their behalf) to proceed against or enforce any other rights, security or other guaranty or claim payment from the Issuer or any other person before claiming from the Parent Guarantor under this Guaranty.

3.4	Appropriations

Until all amounts which may be or become payable by the Issuer under or in connection with the Finance Documents have been irrevocably and indefeasibly paid in full, each Secured Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security, guaranties or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from the Parent Guarantor or on account of the Parent Guarantor’s liability under this Guaranty, without liability to pay interest on those moneys.

3.5	Non-competition

Until all amounts which may be or become payable by the Issuer under or in connection with the Finance Documents have been irrevocably and indefeasibly paid in full, the Parent Guarantor shall not, after a claim has been made or by virtue of any payment or performance by it under this Guaranty:

(a)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Parent Guarantor’s liability under this Guaranty; or

(b)	claim, rank, prove or vote as a creditor of the Issuer or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Issuer, or exercise any right of set-off as against the Issuer,

unless the Facility Agent otherwise consents or directs in writing. The Parent Guarantor shall hold in trust for and forthwith pay or transfer to the Facility Agent (or as directed by the Facility Agent) for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause.

3.6	Additional security

This Guaranty is in addition to and are not in any way prejudiced by any other guaranty or security now or subsequently held by any Secured Party.

3.7	Election of remedies

The Parent Guarantor understands that the exercise by the Facility Agent and the other Secured Parties of certain rights and remedies contained in the Finance Documents may affect or eliminate the Parent Guarantor’s right of subrogation and reimbursement against the Issuer and that the Parent Guarantor may therefore incur a partially or totally nonreimbursable liability under this Guaranty. The Parent Guarantor expressly authorizes the Facility Agent and the other Secured Parties to pursue their rights and remedies with respect to the Guaranteed Obligations in any order or fashion they deem appropriate, in their sole and absolute discretion, and waives any defense arising out of the absence, impairment, or loss of any or all rights of recourse, reimbursement, contribution, exoneration or subrogation or any other rights or remedies of the Parent Guarantor against the Issuer, any other person or any security, whether resulting from any election of rights or remedies by the Facility Agent or the other Secured Parties, or otherwise.

3.8	Information concerning the Issuer

The Parent Guarantor represents and warrants to each Secured Party that the Parent Guarantor is affiliated with the Issuer and is otherwise in a position to have access to all relevant information bearing on the present and continuing creditworthiness of the Issuer and the risk that the Issuer will be unable to pay the Guaranteed Obligations when due. The Parent Guarantor waives any requirement that any Secured Party advise the Parent Guarantor of information known to that Secured Party regarding the financial condition or business of the Issuer, or any other circumstance bearing on the risk of non-performance of the Guaranteed Obligations, and the Parent Guarantor assumes sole responsibility for keeping informed of the financial condition and business of the Issuer.

4.	RIGHTS AND REMEDIES

4.1	Enforcement by Agent

The Parent Guarantor agrees that the Facility Agent may enforce this Guaranty for and on behalf of the Secured Parties.

4.2	No marshaling

Except to the extent required by applicable law, neither the Facility Agent nor any other Secured Party will be required to marshal any collateral securing, or any guaranties of, the Guaranteed Obligations, or to resort to any item of collateral or any guaranty in any particular order, and the Secured Parties’ rights with respect to any collateral and guaranties will be cumulative and in addition to all other rights, however existing or arising. To the extent permitted by applicable law, the Parent Guarantor irrevocably waives, and agrees that it will not invoke or assert, any law requiring or relating to the marshaling of collateral or guaranties or any other law which might cause a delay in or impede the enforcement of the Secured Parties’ rights under this Guaranty or any other agreement.

4.3	Agent’s duties

The grant to the Facility Agent under this Guaranty of any right or power does not impose upon the Facility Agent any duty to exercise that right or power.

4.4	Set-off

A Secured Party may set off any matured obligation owed by the Parent Guarantor under this Guaranty (to the extent beneficially owned by that Secured Party) against any obligation (whether or not matured) owed by that Secured Party to the Parent Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Secured Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Secured Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

5.	NOTICES

5.1	Giving of notices

All notices or other communications under or in connection with this Guaranty shall be given in writing. Any notice will be deemed to be given:

(a)	if by mail or courier, when delivered; and

(b)	if by facsimile, when sent with confirmation of transmission,

except that a notice given on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

5.2	Addresses for notices

(a)	The address and facsimile number of the Parent Guarantor are:

Melco Crown Entertainment Limited

36/F, The Centrium

60 Wyndham Street

Central

Hong Kong

Attention: Company Secretary

Facsimile: +852 2537 3618

(b)	The address and facsimile number of the Facility Agent are:

Philippine National Bank – Trust Banking Group

3rd Floor, PNB Trust Banking Group, PNB Financial Center

President Diosdado Macapagal Blvd.

1300 Pasay City

Metro Manila

Philippines

Attention: Atty. Josephine E. Jolejole, FVP / Francis T. Songco, SM

Facsimile: +63 (2) 526 3379

(c)	Either party may change its address or facsimile number for notices by a notice to the other party given in accordance with this Clause 5.

6.	JURISDICTION

6.1	Submission

For the benefit of the Facility Agent and the other Secured Parties, the Parent Guarantor agrees that any New York State court or Federal court sitting in the City and County of New York has jurisdiction to settle any disputes in connection with this Guaranty and accordingly submits to the jurisdiction of those courts.

6.2	Service of process

Without prejudice to any other mode of service, the Parent Guarantor:

(a)	irrevocably appoints Law Debenture Corporate Services Inc. as its agent for service of process in relation to any proceedings before any New York State court or Federal court located in the City and County of New York in connection with this Guaranty;

(b)	agrees to maintain an agent for service of process in the State of New York until this Guaranty is terminated in accordance with the provisions of Clause 2.2(a) (Continuing guaranty) above;

(c)	agrees that failure by a process agent to notify the Parent Guarantor of the process will not invalidate the proceedings concerned;

(d)	consents to the service of process relating to any proceedings by a notice given in accordance with Clause 5 (Notices) above; and

(e)	agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the Parent Guarantor shall immediately appoint a further person in the State of New York to accept service of process on its behalf in the State of New York and, if the Parent Guarantor does not appoint a process agent within 15 days, the Facility Agent is entitled and authorized to appoint a process agent for the Parent Guarantor by notice to the Parent Guarantor.

6.3	Forum convenience and enforcement abroad

The Parent Guarantor:

(a)	to the fullest extent permitted by law, waives objection to the New York State and Federal courts on grounds of personal jurisdiction, inconvenient forum or otherwise as regards proceedings in connection with this Guaranty; and

(b)	agrees that a judgment or order of a New York State or Federal court in connection with this Guaranty is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

6.4	Non-exclusivity

Nothing in this Clause 6 limits the right of the Facility Agent or any other Secured Party to bring proceedings against the Parent Guarantor in connection with this Guaranty:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

7.	GENERAL PROVISIONS

7.1	Amendments and waivers

(a)	No amendment or waiver of any provision of this Guaranty will be effective unless it is in writing and signed by the Parent Guarantor and the Facility Agent.

(b)	A waiver will be effective only in the specific instance and for the specific purpose for which it is given.

7.2	Waivers and remedies cumulative

(a)	The rights of the Facility Agent and the other Secured Parties under this Guaranty:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of their rights under other guaranties or agreements or law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in the exercise or non-exercise of any right is not a waiver of that right.

(c)	No notice to or demand upon the Parent Guarantor will entitle the Parent Guarantor to any further, subsequent or other notice or demand in similar or any other circumstances.

7.3	Successors and assigns

This Guaranty will be binding upon and inure to the benefit of the Parent Guarantor, the Facility Agent and the other Secured Parties and their respective successors and assigns, except that the Parent Guarantor may not assign its obligations under this Guaranty, and any purported assignment by the Parent Guarantor shall be void and of no effect.

7.4	Costs, expenses and taxes

The Parent Guarantor agrees to pay to the Facility Agent on demand all costs, expenses (including legal fees and expenses) and taxes incurred or arising in connection with the execution, delivery, administration or enforcement of this Guaranty or any amendment of or waiver or consent under this Guaranty.

7.5	Waiver of immunity

To the extent that the Parent Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its properties, the Parent Guarantor irrevocably waives that immunity in respect of its obligations under this Guaranty.

7.6	Governing law

This Guaranty is governed by the laws of the State of New York.

7.7	Severability

If a provision of this Guaranty is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Guaranty; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Guaranty.

7.8	Counterparts

This Guaranty may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guaranty.

7.9	Integration

This Guaranty contains the complete agreement between the Secured Parties and the Parent Guarantor with respect to the matters to which it relates and supersedes all prior commitments, agreements and understandings, whether written or oral, with respect to those matters.

7.10	Waiver of Jury Trial

THE PARENT GUARANTOR AND THE FACILITY AGENT BY SIGNING BELOW (ON BEHALF OF ITSELF AND THE OTHER SECURED PARTIES) WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

THIS GUARANTY has been entered into on the date stated at the beginning of this Guaranty.

SIGNATORIES

Guarantor

Melco Crown Entertainment Limited

By: /s/ Geoffrey Stuart Davis

ACCEPTED AND AGREED:

Facility Agent

Philippine National Bank – Trust Banking Group

as Facility Agent, for and on behalf of the Noteholders under the Notes Facility

By: